Exhibit 99.1

October 30, 2006

Press Release

Source: EnXnet, Inc.

Corporate Disk Delivers 40,000 Unit Order Of EnXnet's OneDisc™/DVDPlus© Hybrid CD/DVD Disc To Canadian Purchaser

Tulsa, OK, October 30, 2006 EnXnet, Inc, (OTCBB Symbol: EXNT) (German Symbol E8U; German WKN# A0HMDW) is pleased to announce that Corporate Disk has manufactured and delivered a 40,000 unit order for EnXnet's OneDisc™/DVDPlus© dual sided CD/DVD.

Corporate Disk (McHenry, Illinois) http://www.disk.com, began putting together a comprehensive marketing plan for the dual-sided, hybrid optical disc in the late spring/early summer of this year. These efforts are beginning to gain traction in the marketplace here in the USA and in Canada with very positive reactions from several customers.

Additional orders from Corporate Disk in several areas of North America are expected in the coming weeks and months. Corporate Disk has manufactured the product and delivered directly to the Canadian purchaser. EnXnet will receive a royalty on all sales of the product.

"We are very excited about the heightened reaction in the market for this product. This order is instrumental towards gaining momentum in the market place for the OneDisc™/DVDPlus© product", said Ryan Corley, CEO of EnXnet.

OneDisc™/DVDPlus© dual-sided, hybrid optical disc technology has the unique feature of combining two distinct formats of content distribution on one disc, a DVD (digital versatile disc) on one side and a CD (compact disc) on the other. This hybrid disc technology was created to service the entertainment and music industries, but has widespread consumer and business applications.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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EnXnet Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations:
Integrated Capital Partners, Inc
Phone: 908-204-0004
Or
Corporate Disk Company
William Mahoney, 800-634-3475 Ext. 238
wmahoney@disk.com